EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2022, and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years

PUBLIC DEBT

The public sector indebtedness of Queensland comprises a number of distinct categories: Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the “1995 Financial Agreement”) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the 1995 Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	2020-21	2021-22

	(A$ millions)
Advances – Commonwealth and State Housing	247	232
Advances – Other	53	31

Total	300	263

Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s (the “Corporation” or “QTC”) primary function to date has been to act as a central financing authority for on-lending funds raised by it to Queensland Government Bodies. The Treasurer of Queensland, on behalf of the State Government, guarantees QTC’s obligations under all debt securities issued by QTC. The Corporation’s guaranteed debt (market value), as at the end of each of the last five fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2018	2019	2020	2021	2022

	(A$ millions)
Bodies within the Public Accounts
Department of Education and Training	43	—	—	—	—
Department of State Development	58	—	—	—	—
Department of Transport and Main Roads – Main Roads	668	—	—	—	—
Public Works – Department of Housing and Public Works	9	—	—	—	—
Queensland Health	—	—	—	—	—
Queensland Treasury	30,400	33,173	41,923	48,869	43,507
Other	205	210	258	247	225

Government Owned Corporations
CS Energy Ltd	720	654	658	635	873
CleanCo Queensland Limited	—	—	—	—	643
Energy Queensland Limited	17,607	18,912	19,799	19,999	17,920
Port Authorities & Facilities (various)	1,403	1,482	1,184	1,155	984
Powerlink	5,355	5,647	5,742	5,564	4,868
Stanwell Corporation Limited	921	970	980	943	1,488

Local Governments
Brisbane City Council	2,195	2,184	2,314	2,381	2,402
Cairns Regional Council	110	123	171	179	171
Fraser Coast Regional Council	119	103	85	67	48
Gladstone Regional Council	144	141	131	108	85
Gold Coast City Council	723	702	698	704	659
Ipswich City Council	257	345	378	411	359
Logan City Council	214	211	271	258	283
Mackay Regional Council	185	177	161	139	70
Moreton Bay Regional Council	435	443	434	400	315
Redland City Council	45	42	45	46	44
Rockhampton Regional Council	132	128	148	151	147
Sunshine Coast Regional Council	307	354	592	680	416
Toowoomba Regional Council	181	180	201	207	175
Townsville City Council	396	448	440	440	418
Other	697	722	728	692	600

Statutory Bodies
Grammar schools	94	89	107	140	113
Seqwater	10,827	11,617	11,882	11,349	9,437
Unitywater	416	435	443	431	379
Universities	407	493	505	507	507
Water Boards	280	281	255	255	238
Other	261	336	676	646	688

Other Bodies
DBCT Holdings Pty Ltd	122	113	104	103	101
Queensland Rail Limited	3,666	3,901	4,149	4,094	3,821
Queensland Urban Utilities	2,067	2,215	2,551	2,540	2,383
Other	287	299	321	271	215

Total Funds On-lent	81,952	87,129	98,334	104,611	94,582

Undistributed borrowings	14,580	14,884	14,855	18,145	24,765

Total Guaranteed Debt	96,532	102,013	113,189	122,756	119,347

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The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at June 30, 2022 at A$119.347 billion, which includes A$2.411 billion of debt issued under overseas funding programs based on the prevailing rates of exchange at June 30, 2022. The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

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Outstanding Domestic Australian Dollar Indebtedness

as at June 30, 2022

Coupon Rate	Maturity Date	Face Value	Market Value
(% per annum)		(AUD)	(AUD)
QTC Bonds
6.00%	July 2022	7,176,715,000	7,387,285,770
4.25%	July 2023	8,576,600,000	8,873,300,780
3.00%	March 2024	752,000,000	757,942,978
5.75%	July 2024	8,046,100,000	8,663,110,546
4.75%	July 2025	8,530,200,000	9,010,247,547
3.25%	July 2026	8,569,243,000	8,559,999,590
2.75%	August 2027	8,673,500,000	8,356,348,939
3.25%	July 2028	8,471,400,000	8,326,477,642
2.50%	March 2029	1,728,849,000	1,600,139,106
3.25%	August 2029	7,535,000,000	7,294,061,366
2.75%	August 2030	384,813,752	418,350,301
3.50%	August 2030	8,584,200,000	8,377,263,878
1.25%	March 2031	1,500,000,000	1,195,213,675
1.75%	August 2031	7,357,000,000	6,078,255,262
1.50%	March 2032	3,000,000,000	2,379,453,267
1.50%	August 2032	4,027,000,000	3,151,411,534
6.50%	March 2033	723,168,000	880,046,499
2.00%	August 2033	2,828,320,000	2,279,593,263
1.75%	July 2034	4,330,000,000	3,311,593,135
2.25%	April 2040	1,882,265,000	1,399,283,347
2.25%	November 2041	1,780,655,000	1,287,780,027
4.20%	February 2047	1,024,000,000	1,010,977,137
2.25%	October 2050	411,000,000	269,937,278

Treasury Notes
Various	July 2022	300,000,000	299,846,282
Various	August 2022	840,000,000	838,503,143
Various	September 2022	480,000,000	477,958,389
Various	October 2022	1,275,000,000	1,267,814,576
Various	November 2022	590,000,000	584,718,230
Various	December 2022	825,000,000	816,304,406
Various	January 2023	500,000,000	493,204,019

Floating Rate Notes
3.27%	February 2023	2,800,000,000	2,807,258,020
2.64%	November 2024	2,300,000,000	2,313,440,541
2.55%	March 2026	2,275,000,000	2,274,886,961
3.03%	April 2027	3,450,000,000	3,462,791,470

Other loans
Various	2022	50,095,000	50,450,657
Various	2023	74,504,000	73,148,616
Various	2024	49,360,000	46,171,414
Various	2025	229,510,500	208,828,860
Various	2026	56,250,211	52,957,382
Total		121,986,748,463	116,936,355,383

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Outstanding Offshore Indebtedness

Euro Medium-Term Notes

as at June 30, 2022

Year of Issue	Coupon Rate	Maturity Date	Currency	Face Value	Market Value
				(AUD)	(AUD)
2011	1.730%	September 2039	CHF	167,332,623	159,870,878
2014	2.650%	April 2039	JPY	159,876,807	207,789,361
2016	1.640%	November 2046	EUR	609,441,988	520,080,747
2020	0.69%	June 2050	EUR	83,589,300	48,734,463

Total				1,020,240,718	936,475,449

Commercial Paper

as at June 30, 2022

Year of Issue	Yield	Maturity	Currency	Face Value	Market Value
				(AUD)	(AUD)
2022	0.270%	July 2022	USD	363,247,807	363,081,174
2022	1.020%	August 2022	USD	21,068,373	21,022,374
2022	0.810%	August 2022	USD	72,649,561	72,486,115
2022	1.095%	August 2022	USD	87,179,474	86,928,013
2022	1.200%	September 2022	USD	435,897,369	433,626,584
2022	1.285%	October 2022	USD	130,769,211	130,042,588
2022	1.568%	November 2022	USD	225,213,641	223,370,378
2022	1.720%	November 2022	USD	72,649,561	72,028,629
2022	1.570%	November 2022	USD	72,649,561	72,023,330

Total				1,481,324,558	1,474,609,185

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